Exhibit 10.52

WAIVER

This Waiver (“Waiver”) is made as of this October 8, 2003, by and between Landec Corporation (the “Company”) and Seahawk Ranch Irrevocable Trust (“Seahawk”).

RECITALS

A.            As of the date hereof, Seahawk is the holder of 164,099 shares of Series B Preferred Stock of the Company (“Series B Preferred”), constituting all of the outstanding shares of Series B Preferred.

B.            Pursuant to Paragraph 2, Section 2(A)(v) of the Certificate of Determination of Rights, Preferences and Privileges of Series B Preferred Stock (the “Certificate”) of the Company, holders of shares of Series B Preferred are entitled to receive dividends payable in additional shares of Series B Preferred in accordance with the following rate schedule (the “Original Rate Schedule”):

“Dividend Rate” shall mean an annual rate of eight percent (8%) until and including the second-year anniversary of the Purchase Date; and thereafter an annual rate of ten percent (10%) until and including the third-year anniversary of the Purchase Date; and thereafter an annual rate of twelve percent (12%).

C.            Seahawk desires to extend the periods during which shares of Series B Preferred accrue dividends at a rate of eight percent (8%) and ten percent (10%), respectively, from the   periods ending on the second-year and third-year anniversaries of the date of the original sale of such shares (the “Purchase Date”), to the periods ending on the third-year and fourth-year anniversaries of the Purchase Date.

AGREEMENT

In consideration of the foregoing and the mutual promises contained in this Agreement, the parties hereby agree as follows:

1.             Waiver.  Seahawk hereby waives its right to receive dividends in accordance with the Original Rate Schedule, and notwithstanding anything contained in the Certificate to the contrary, agrees to receive dividends in accordance with the following revised rate schedule:

“Dividend Rate” shall mean an annual rate of eight percent (8%) until and including the third-year anniversary of the Purchase Date; and thereafter an annual rate of ten percent (10%) until and including the fourth-year anniversary of the Purchase Date; and thereafter an annual rate of twelve percent (12%).

2.             Miscelleneous

(a)                                  This Waiver and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b)                                 This Waiver may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c)                                  This Waiver may only be amended by the written consent of the Company and Seahawk.

(d)                                 This Waiver shall be binding upon Seahawk’s successors and assigns, if any.

The parties have executed this Waiver as of the date first written above.

SEAHAWK RANCH IRREVOCABLE TRUST

By:	/s/ Kenneth E. Jones
Kenneth E. Jones, Trustee

Address:	550 Pilgrim Drive, Suite F
Foster City, CA 94404

LANDEC CORPORATION

By:	/s/ Gary T. Steele
Gary T. Steele, President and CEO

Address:	Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025